Exhibit 10.4

Gardner Denver, Inc. Restricted Stock Units Agreement

RECIPIENT:	RS UNITS:	GRANT DATE:	VEST DATE:	EXPIRATION DATE:

This Agreement is made between Gardner Denver, Inc., a Delaware corporation, having its principal executive office in Quincy, Illinois (the “Company”), and the undersigned, an employee of the Company or a subsidiary of the Company (the “Employee”).
WITNESSETH:
     WHEREAS, the Management Development and Compensation Committee of the Board of Directors of the Company (the “Committee”) desires to benefit the Company by increasing motivation on the part of the Employee, who is materially important to the Company, by creating an incentive to remain as an employee of the Company and to work to the very best of the Employee’s abilities; and
     WHEREAS, to further this purpose, the Company desires to make an Award of restricted stock units to the Employee under the terms of the Gardner Denver, Inc. Long-Term Incentive Plan, as amended and restated (the “Plan”); and
     WHEREAS, pursuant to official action of the Committee on                     , 200                     (the “Date of Award”), the Company undertook to grant the Award contemplated by this Agreement to the Employee.
     NOW, THEREFORE, in consideration of the premises, and of the mutual agreements hereinafter set forth, it is covenanted and agreed as follows:
1. Grant of Restricted Stock Units. Pursuant to the terms of the Plan the Employee is hereby awarded restricted stock units covering                      shares of the Common Stock (the “RS Units”). On any day, the value of an RS Unit shall equal the Fair Market Value of one share of Common Stock. All of the RS Units shall be subject to the prohibition on the transfer of the RS Units and the obligations to forfeit the RS Units to the Company as set forth in Section 4 paragraph (c) of this Agreement.
2. Effect of the Plan. The RS Units awarded to the Employee are subject to all of the terms and conditions of the Plan, which terms and conditions are incorporated herein for all purposes, and of this Agreement together with all rules and determinations from time to time issued by the Committee and by the Board pursuant to the Plan. The Company hereby reserves the right to amend, modify, restate, supplement or terminate the Plan without the consent of the Employee, so long as such amendment, modification, restatement or supplement shall not materially reduce the rights and benefits available to the Employee hereunder, and this Award shall be subject, without further action by the Company or the Employee, to such amendment, modification, restatement or supplement unless provided otherwise therein. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Plan.
3. Vesting of RS Units. Except as otherwise provided in Section 4 of this Agreement, the RS Units shall vest pursuant to the provisions of paragraph (d) of Section 4 of this Agreement, on the third anniversary of the Date of Award.
4. Restrictions. The Employee hereby accepts the Award of the RS Units and agrees with respect thereto as follows:
     (a) No Transfer. Unless otherwise determined by the Committee and provided in this Agreement or the Plan, the RS Units shall not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred except by will or the laws of descent and distribution. Any attempted assignment of an RS Unit in violation of this Agreement shall be null and void. The Company shall not be required to honor the transfer of any RS Units that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or the Plan.
     (b) Arbitration. The Company and Employee agree that any claim, dispute or controversy arising under or in connection with this Agreement (including, without limitation, any such claim, dispute or controversy arising under any federal, state or local statute, regulation or ordinance or any of the Company’s employee benefit plans, policies or programs) shall be resolved solely and exclusively by binding arbitration. The arbitration shall be held in the city of St. Louis (or at such other location as shall be mutually agreed by the parties). The arbitration shall be conducted in accordance with the Expedited Employment Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”) in effect at the time of the arbitration, except that the arbitrator shall be selected by alternatively striking from a list of five arbitrators supplied by the AAA. All fees and expenses of the arbitration, including a transcript if either requests, shall be borne equally by the parties. If Employee prevails as to any material issue presented to the arbitrator, the entire cost of such proceedings (including, without limitation, Employee’s reasonable attorneys’ fees) shall be borne by the Company. If Employee does not prevail as to any material issue, each party will pay for the fees and expenses of its own attorneys, experts, witnesses, and preparation and presentation of proofs and post-hearing briefs (unless the party prevails on a claim for which attorney’s fees are recoverable under the Rules). Any action to enforce or vacate the arbitrator’s award shall be governed by the Federal Arbitration Act, if applicable, and otherwise by applicable state law. If either the Company or Employee pursues any claim, dispute or controversy against the other in a proceeding other than the arbitration provided for herein, the responding party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorney’s fees related to such action. Notwithstanding the provisions of this paragraph, either party may seek injunctive relief in a court of competent jurisdiction, whether or not the case is then pending before the panel of arbitrators. Following the court’s determination of the injunction issue, the case shall continue in arbitration as provided herein.
     (c) Forfeiture of RS Units. If the Employee terminates service with the Company prior to the third anniversary of the Date of Award for any reason other than the Employee’s death or Retirement or Disability, as hereinafter defined, or if the Employee (or the Employee’s estate) or if the Employee (or the Employee’s estate) shall initiate a legal proceeding against the Company other than pursuant to the terms of Arbitration Procedure described in Paragraph (b) of this Section 4., then the Employee (or the Employee’s estate, as applicable) shall, for no consideration, forfeit all RS Units; provided, however, that the Committee or its designee may, in the Committee’s or the designee’s sole and absolute discretion, as applicable, provide for the acceleration of the vesting of the RS Units, eliminate or make less restrictive any restrictions contained in this Agreement, waive any restriction or other provision of the Plan or this Agreement or otherwise amend or modify this Agreement in any manner that is either (i) not adverse to the Employee, or (ii) consented to by the Employee.
     (d) Vesting of RS Units. If the Employee provides continuous, eligible service to the Company and its Subsidiaries, as determined by the Committee or its designee, in the Committee’s or the designee’s sole and absolute discretion, as applicable, until the third anniversary of the Date of Award, the Employee shall vest in one hundred percent (100%) of the RS Units.
     (e) Retirement, Death or Disability. If, as a result of the Employee’s death, retirement in accordance with any retirement plan of the Company then in effect, or Disability, the Employee terminates service with the Company prior to the third anniversary of the Date of Award, the Employee shall vest in and have a non-forfeitable right to one hundred percent (100%) of the RS Units. In the event of death, the RS Units that become vested in accordance with this paragraph (e) of Section 4 shall be distributed to the Employee’s beneficiary designated by the Employee on such form and in such manner as may be prescribed by the Company or, if the Employee fails to designate a beneficiary in accordance with the foregoing, to the Employee’s surviving spouse or, if there is no surviving spouse, in equal shares to the Employee’s surviving children or, if there are no surviving children, to the Employee’s estate.
     (f) Change of Control. If a Change of Control occurs during the term of this Agreement, the Employee shall vest in and have a non-forfeitable right to one hundred percent (100%) of the RS Units.
     (g) Rights. RS Units represent an unsecured promise of the Company to issue shares of Common Stock of the Company as otherwise provided in this Agreement. Other than the rights provided in this Agreement, the Employee shall have no rights of a stockholder of the Company until such RS Units have vested and the related shares of Common Stock have been issued pursuant to the terms of this Agreement.
     (h) Issuance of Common Stock. The Company will issue to the Employee the shares of Common Stock underlying the vested RS Units, no later than the later of (i) 2 1/2 months following the end of the Company’s fiscal year in which the RS Units vest pursuant to paragraph (c) of this Section 4 above, or (ii) as soon as is administratively practicable following the end of such fiscal year. Evidence of the issuance of the shares of Common Stock pursuant to this Agreement may be accomplished in such manner as the Company or its authorized representatives shall deem appropriate including, without limitation, electronic registration, book-entry registration or issuance of a certificate or certificates in the name of the Employee or in the name of such other party or parties as the Company and its authorized representatives shall deem appropriate.
     In the event the shares of Common Stock issued pursuant to this Agreement remain subject to any additional restrictions, the Company and its authorized representatives shall ensure that the Employee is prohibited from entering into any transaction, which would violate any such restrictions, until such restrictions lapse.
     5. Community Interest of Spouse. The community interest, if any, of any spouse of the Employee in any of the RS Units shall be subject to all of the terms, conditions and restrictions of this Agreement and the Plan, and shall be forfeited and surrendered to the Company upon the occurrence of any of the events requiring the Employee’s interest in such RS Units to be so forfeited and surrendered pursuant to this Agreement.
     6. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Employee.
     7. Tax Matters
     (a) The vesting of any RS Units and the related issuance of shares of Common Stock pursuant to paragraph (h) of Section 4 of this Agreement shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements (the “Required Withholding”). By execution of this Agreement, the Employee shall be deemed to have authorized the Company to withhold from the shares of Common Stock issued as a result of the Employee’s vesting in the RS Units, the shares of Common Stock necessary to satisfy the Employee’s Required Withholding, if any. The amount of the Required Withholding and the number of shares of Common Stock required to satisfy the Employee’s Required Withholding, if any, as well as the amount reflected on tax reports filed by the Company, shall be based on the closing price of the Common Stock on the day the RS Units vest pursuant to Section 4 of this Agreement. Notwithstanding the foregoing, the Company may require that the Employee satisfy the Employee’s Required Withholding, if any, by any other means the Company, in its sole discretion, considers reasonable. The obligations of the Company under this Agreement shall be conditioned on such satisfaction of the Required Withholding.

     (b) The Employee acknowledges that the tax consequences associated with the Award are complex and that the Company has urged the Employee to review with the Employee’s own tax advisors the federal, state, and local tax consequences of this Award. The Employee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Employee understands that the Employee (and not the Company) shall be responsible for the Employee’s own tax liability that may arise as a result of this Agreement.
     8. No Right to Continued Service. Nothing in this Agreement shall be deemed to create any limitation or restriction on such rights as the Company otherwise would have to terminate the employment of the Employee. For purposes of this Agreement, employment by a parent or subsidiary of or a successor to the Company shall be considered to be employment by the Company.
     9. Non-competition, Non-solicitation, and Non-disclosure. The Committee in its sole discretion, may require the Employee to forfeit immediately, without consideration from the Company, any portion of the restricted stock units(including the vested but unissued shares of Common Stock relating to such portion) which was not vested or issued prior to any of the following events: (a) the Employee, as individual or as a partner, employee, agent, advisor, consultant or in any other capacity of or to any person, firm, corporation or other entity, directly or indirectly, carries on any business, or becomes involved in any business activity, competitive with the Company or any subsidiary, in violation of the Company’s Code of Ethics and Business Conduct (CP-10-002); (b) the Employee solicits or entices any other employee of the Company or its affiliates to leave the Company or its affiliates to go to work for any other business or organization which is in direct or indirect competition with the Company or any of its affiliates, or request or advises a customer or client of the Company or its affiliates to curtail or cancel such customer’s business relationship with the Company or its affiliates; or (c) the Employee fails to abide by the contractual terms of the Employee Non-disclosure Agreement and/or Invention Assignment Agreement, as applicable, which were executed in accordance with the Company’s Security of Confidential and Proprietary Information Policy (CP-10-013) during the Employee’s employment with the Company; or (c) the Employee solicits.
     10. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to its principles of conflict of laws.
     11. Entire Agreement. This Agreement sets forth the entire agreement, and supersedes all other agreements and understandings, whether oral or written, by and between the parties relating to the subject matter hereof.
THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE RS UNITS SUBJECT TO THIS AWARD SHALL VEST AND THE RESTRICTIONS RESULTING IN THE FORFEITURE OF THE RS UNIT SHALL LAPSE, IF AT ALL, ONLY DURING THE PERIOD OF EMPLOYEE’S SERVICE TO THE COMPANY OR AS OTHERWISE PROVIDED IN THIS AGREEMENT (NOT THROUGH THE ACT OF BEING GRANTED THE RS UNITS). THE EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT OR THE PLAN SHALL CONFER UPON EMPLOYEE ANY RIGHT WITH RESPECT TO FUTURE AWARDS OR CONTINUATION OF EMPLOYEE’S SERVICE TO THE COMPANY. The Employee acknowledges receipt of a copy of the Plan, represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Restricted Stock Unit Award subject to all of the terms and provisions hereof and thereof, including the mandatory Dispute Resolution Procedure. The Employee has reviewed this Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of this Agreement and the Plan.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an authorized officer and the Employee has executed this Agreement, all as of the date first above written.

GARDNER DENVER, INC.

By:

Title:

EMPLOYEE

Signed:

Dated: